                                                                      EXHIBIT 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                         Nine Months Ended
                                           September 30,                              Year Ended December 31,
                                      ------------------------    -----------------------------------------------------------------
                                         2001          2000          2000          1999          1998         1997          1996
                                      ----------    ----------    ----------    ----------    ----------   ----------    ----------

Interest Expense                      $   66,300    $   73,500    $  100,300    $   55,200    $  101,900   $   90,400    $  142,100

Capitalized Interest                       1,150         2,918         3,946            --            --           --            --

Estimated Interest Portion of
    Rent Expense                          12,436        11,583        15,614        13,948        12,352       10,864        10,035
                                      ----------    ----------    ----------    ----------    ----------   ----------    ----------

Fixed Charges                         $   79,886    $   88,001    $  119,860    $   69,148    $  114,252   $  101,264    $  152,135
                                      ==========    ==========    ==========    ==========    ==========   ==========    ==========

Income From Continuing
    Operations Before Income Taxes    $  303,300    $  412,600    $  549,900    $  518,600    $  523,600   $  483,200    $  470,700

Add:  Fixed Charges                       78,736        85,083       115,914        69,148       114,252      101,264       152,135

      Dividends From Less Than
      50% Owned Companies                     --            --            --            --            --           --           287

Less: Equity in (Earnings)/Losses
      of Less Than 50% Owned
      Companies                           (2,479)       (2,703)       (3,367)       (1,069)          595         (320)       (1,609)
                                      ----------    ----------    ----------    ----------    ----------   ----------    ----------

Earnings Before Fixed Charges         $  379,557    $  494,980    $  662,447    $  586,679    $  638,447   $  584,144    $  621,513
                                      ==========    ==========    ==========    ==========    ==========   ==========    ==========

Ratio of Earnings to Fixed Charges          4.8x          5.6x          5.5x          8.5x          5.6x         5.8x          4.1x



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